                                                                   EXHIBIT 99.3

INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Real Property Investors-Four, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Four, L.P. (a limited partnership) as of November 30, 1995 and 1994, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1995. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Four, L.P. as of November 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying financial statements and financial statement schedules have been prepared assuming that Nooney Real Property Investors-Four, L.P. will continue as a going concern. As discussed in Note 1, conditions exist which raise substantial doubt about the Partnership's ability to continue as a going concern unless it is able to negotiate with mortgage lenders to refinance the debt maturing in 1996 or sell Cobblestone Court at an adequate price to cover required obligations. Management's plans in regard to these matters are also described in Note 1. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.


/S/ DELOITTE & TOUCHE LLP

January 12, 1995


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1995 AND 1994
-------------------------------------------------------------------------------
                                                         1995          1994
                                                     ------------  ------------

ASSETS

CASH - Includes restricted cash of $152,236 at
  November 30, 1995 and $-0- at November 30, 1994    $   275,823   $   363,649

ACCOUNTS RECEIVABLE                                      186,369       122,744

PREPAID EXPENSES AND DEPOSITS                             69,139        35,649

INVESTMENT PROPERTY (Notes 1 and 3):
  Land                                                 1,013,858     2,219,236
  Buildings and improvements                          12,904,376    17,817,235
                                                     ------------  ------------
                                                      13,918,234    20,036,471
  Less accumulated depreciation                       (6,702,698)   (8,865,810)
                                                     ------------  ------------
                                                       7,215,536    11,170,661
  Investment property held for sale (Note 1)           3,490,426
                                                     ------------  ------------
           Total investment property                  10,705,962    11,170,661

DEFERRED EXPENSES - At amortized cost (Note 2)            85,696        97,291
                                                     ------------  ------------

TOTAL                                                $11,322,989   $11,789,994
                                                     ============  ============

LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses              $    74,635   $   299,200
  Refundable tenant deposits                              95,098        93,121
  Mortgage notes payable (Notes 1 and 3)              12,628,720    12,721,302
                                                     ------------  ------------
            Total liabilities                         12,798,453    13,113,623

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)               (1,475,464)   (1,323,629)
                                                     ------------  ------------

TOTAL                                                $11,322,989   $11,789,994
                                                     ============  ============

See notes to financial statements.


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
---------------------------------------------------------------------------------------------
                                                         1995          1994          1993
                                                     ------------  ------------  ------------

REVENUES:
  Rental and other income (Notes 2 and 4)             $3,372,342    $3,266,262    $3,330,071
  Interest                                                 3,587         3,873         3,692
  Gain on sale of investment property                                                286,980
                                                     ------------  ------------  ------------

          Total revenues                               3,375,929     3,270,135     3,620,743

EXPENSES:
  Interest                                             1,154,055     1,200,009     1,359,378
  Depreciation and amortization (Note 2)                 649,135       764,463       854,470
  Real estate taxes                                      442,140       508,620       519,511
  Repairs and maintenance                                237,994       174,580       212,834
  Property management fees - related party (Note 2)      181,734       176,283       181,608
  Payroll                                                262,816       252,824       256,310
  Other operating expenses (includes $40,000 in each
    year to related party) (Note 2)                      599,890       598,528       561,488
                                                     ------------  ------------  ------------

          Total expenses                               3,527,764     3,675,307     3,945,599
                                                     ------------  ------------  ------------

NET LOSS                                              $ (151,835)   $ (405,172)   $ (324,856)
                                                     ============  ============  ============

NET LOSS ALLOCATION:
  General partners                                    $   (2,630)   $   (7,020)   $   (5,629)
  Limited partners                                      (149,205)     (398,152)     (319,227)

LIMITED PARTNERSHIP DATA (Note 2):
  Net loss per unit                                   $   (11.03)   $   (29.43)   $   (23.60)
                                                     ============  ============  ============
  Weighted average limited partnership units
    outstanding                                           13,529        13,529        13,529
                                                     ============  ============  ============

See notes to financial statements.



NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
---------------------------------------------------------------------------------------------

                                                        Limited       General
                                                       Partners      Partners        Total
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1992                                   $  (316,719)  $  (276,882)  $  (593,601)

  Net loss                                              (319,227)       (5,629)     (324,856)
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1993                                     (635,946)     (282,511)     (918,457)

  Net loss                                              (398,152)       (7,020)     (405,172)
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1994                                   (1,034,098)     (289,531)   (1,323,629)

  Net loss                                              (149,205)       (2,630)     (151,835)
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1995                                  $(1,183,303)  $  (292,161)  $(1,475,464)
                                                     ============  ============  ============

See notes to financial statements.


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                          $  (151,835)  $  (405,172)  $  (324,856)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Gain on sale of investment property                                                          (286,980)
      Depreciation                                                      618,306       717,339       790,290
      Amortization of deferred expenses                                  30,829        47,124        64,180
      Changes in accounts affecting operations:
        Accounts receivable                                             (63,625)      (13,749)       23,666
        Due from Nooney Krombach Company                                               10,298       (10,298)
        Prepaid expenses and deposits                                   (33,490)       (3,265)       (1,115)
        Deferred expenses                                               (19,234)      (92,975)       (2,736)
        Accounts payable and accrued expenses                          (224,565)       11,671      (131,614)
        Refundable tenant deposits                                        1,977         8,932       (11,953)
                                                                    ------------  ------------  ------------
            Net cash provided by operating activities                   158,363       280,203       108,584
                                                                    ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of investment property                                                --     1,918,965
  Additions to investment property                                     (153,607)     (137,114)     (103,475)
                                                                    ------------  ------------  ------------

           Net cash (used in) provided by investing activities         (153,607)     (137,114)    1,815,490
                                                                    ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payments on mortgage notes payable                                    (92,582)     (129,198)   (1,996,120)
                                                                    ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH                                         (87,826)       13,891       (72,046)

CASH, BEGINNING OF YEAR                                                 363,649       349,758       421,804
                                                                    ------------  ------------  ------------

CASH, END OF YEAR                                                   $   275,823   $   363,649   $   349,758
                                                                    ============  ============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for interest              $ 1,166,752   $ 1,197,055   $ 1,465,118
                                                                    ============  ============  ============

See notes to financial statements.


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
-------------------------------------------------------------------------------

1.  BUSINESS

    Nooney Real Property Investors-Four, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri which generated 63.5% of rental and other income for the year ended November 30, 1995; and a retail shopping center located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 36.5% of rental and other income for the year ended November 30, 1995.

    The accompanying financial statements for the Partnership have been presented on the basis that the Partnership will continue as a going concern, allowing for the realization of assets and the satisfaction of liabilities in the normal course of business. The uncertainty referred to in the following paragraph raises substantial doubt as to the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty.

    First mortgage debt on Cobblestone Court Shopping Center of $2,692,277 matures June 1996 (Note 3). Second mortgages on both properties of $1,438,039 and $221,443 are also due June 1996. The Partnership's management is presently attempting to sell Cobblestone Court Shopping Center, but is unable to predict when such a sale will occur or if such a sale will be finalized. If the Partnership is successful in selling the property, it expects to be in a position to fully payoff the first and second mortgage on the property. If the Partnership is unsuccessful in selling the property, it intends to negotiate with the first and second mortgage lenders to renew and restructure the debt or pursue refinancing with another lender. Until a sale occurs, or the first mortgage lender decides to foreclose, the Partnership will continue to operate the properties.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Real Property Investors-Four, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

    The corporate general partner is a 75%-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. The other individual general partners' spouse is a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $181,734, $176,283 and $181,608 for the years ended November 30, 1995, 1994 and 1993, respectively. Additionally, the Partnership pays Nooney Krombach Company $40,000 annually as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

    Investment property is recorded at the lower of cost or net realizable value. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

    Apartment buildings are depreciated over their estimated useful lives using the 125% declining balance method. All other buildings are depreciated over their estimated useful lives using the straight-line method.

    Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain agreements provide for rent concessions. At November 30, 1995, accounts receivable include approximately $4,000 ($4,000 in 1994) of accrued rent which is not yet due under the terms of the various lease agreements.

    Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

    Pursuant to the terms of the Partnership Agreement, losses from operations and cash distributions are allocated l% to the individual general partners and the remainder pro rata to all general and limited partners based upon the relationship of original capital contributions.

    Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

    Deferred expenses consist of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

    Certain reclassifications have been made to 1994 and 1993 amounts to conform with 1995 balances.

3.  MORTGAGE NOTES PAYABLE

    Mortgage notes payable as of November 30, 1995 and 1994 and the related collateral book values consist of the following:

                                                                                      1995          1994
                                                                                  ------------  ------------

    Cobblestone Court Shopping Center
    ---------------------------------
    (Book value of $3,500,000 at November 30, 1995)
      8.5%, due in monthly installments of $26,921, including interest, to
        December 31, 1995 (refinanced on January 1, 1996 to mature on June 29,
        1996) when remaining principal balance of $2,636,188 is due                $ 2,692,277   $ 2,774,851
      Note payable to bank, interest only due monthly at bank's prime rate
        (8.75% at November 30, 1995) plus 1% to December 31, 1995 (refinanced on
        January 1, 1996 to mature on June 29, 1996) when entire principal
        balance is due                                                               1,438,039     1,438,039

    Woodhollow Apartments
    ---------------------
    (Book value of $7,292,000 at November 30, 1995)
      9.125%, due in monthly interest payments of $62,939 only until August 1997 when monthly payments increase to $70,170, consisting of both principal and interest, until August 2001 when remaining principal balance of
        $7,859,989 is due                                                            8,276,961     8,276,961

      Note payable to bank related to above properties, monthly principal payments of $834 plus interest at 1% over the bank's prime rate (8.75%
        at November 30, 1995) commencing November 1, 1994 to December 31, 1995
        (refinanced on January 1, 1996 to mature on June 29, 1996) when entire
        principal balance is due                                                       221,443       231,451
                                                                                  ------------  ------------

              Total debt of above properties (total book value of $10,792,000 at
                November 30, 1995)                                                 $12,628,720   $12,721,302
                                                                                  ============  ============

    In July 1994, the 9.125% mortgage note payable was refinanced with the same lender. In connection with the refinancing, the partnership was required to establish a capital reserve escrow account to fund certain deferred maintenance including new siding, parking lot repairs and entry way renovations outlined in the escrow agreement. Under the terms of the agreement, the partnership is required to deposit on a monthly basis all net operating income as defined in the escrow agreement. Withdrawals may be made on a monthly basis only to fund the aforementioned repairs. Upon completion of the repairs, any funds remaining in the escrow account will be returned to the partnership. As of November 30, 1995, no additional deposits were required to be made to the escrow account based upon the net operating income calculation.

    The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

                        1996                  $  4,352,000
                        1997                        29,000
                        1998                        93,000
                        1999                       102,000
                        2000                       110,000

    In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1995 are summarized as follows:

                                                       Carrying     Estimated
                                                        Amount      Fair Value
                                                     ------------  ------------

    Mortgage notes payable                           $12,628,720   $13,029,593


    Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1995 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.  RENTAL REVENUES UNDER OPERATING LEASES

    Minimum future rental revenues under noncancelable operating leases on properties other than apartment buildings in effect as of November 30, 1995 are as follows:

                              1996      $  429,000
                              1997         301,000
                              1998         151,000
                              1999          90,000
                              2000          90,000
                                        ----------
                              Total     $1,061,000
                                        ==========

    In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $454,000, $452,000 and $446,000 for the years ended November 30, 1995, 1994 and 1993, respectively. Contingent rentals were not significant for the years ended November 30, 1995, 1994 and 1993.

5.  FEDERAL INCOME TAX STATUS

    The general partners believe, based upon opinion of legal counsel, that Nooney Real Property Investors-Four, L.P. is considered a partnership for income tax purposes.

    Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

    The comparison of financial statement and income tax reporting is as follows:

                                                      Financial       Income
                                                      Statement         Tax
                                                     ------------  ------------

1995:
  Net loss                                           $  (151,835)  $  (603,701)
  Partners' deficiency in assets                      (1,475,464)   (5,564,655)

1994:
  Net loss                                           $  (405,172)  $  (737,206)
  Partners' deficiency in assets                      (1,323,629)   (4,960,954)

1993:
  Net loss                                           $  (324,856)  $  (192,753)
  Partners' deficiency in assets                        (918,457)   (4,223,748)


6.  DISPOSAL OF INVESTMENT PROPERTY

    On August 10, 1993, the Partnership sold Quad I to an unrelated party for $2,050,000. The property had a net book value of $1,631,985 and first mortgage debt outstanding of $1,448,925. The Partnership incurred other selling costs of $131,035. Proceeds of the sale in the amount of $335,000 were used to reduce second mortgage debt on Woodhollow Apartments. In connection with this transaction, second mortgage debt of $200,000 previously on Quad I remained unpaid. The unpaid balance was consolidated with Cobblestone Court Shopping Center second mortgage debt held by the same lender (Note 3).

                                  * * * * * *


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficiency in assets) between financial statements and income tax reporting is as follows:

                                                                                      1995
                                                                    ----------------------------------------
                                                                       Limited      General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity              $(1,183,303)   $ (292,161)  $(1,475,464)

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               1,732,907                   1,732,907
  Prepaid rents included in income for income tax purposes               11,068           195        11,263
  Writedown of investment property not recognized for income
    tax purposes                                                      1,045,565        18,435     1,064,000
                                                                    ------------  ------------  ------------
                                                                      1,606,237      (273,531)    1,332,706

Less:
  Excess depreciation deducted for income tax purposes                6,678,466       188,532     6,866,998
  Rent concessions not recognized for income tax purposes                 3,523            62         3,585
  Insurance premiums deducted for income tax purposes                    26,314           464        26,778
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $ 5,102,066   $   462,589   $ 5,564,655
                                                                    ============  ============  ============

(Continued)


                                                                                      1994
                                                                    ----------------------------------------
                                                                       Limited      General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity             $ (1,034,098)  $  (289,531) $ (1,323,629)

Add:
  Selling commissions and other offering costs not deductible
    for income tax purposes                                           1,732,907                   1,732,907
  Prepaid rents included in income for income tax purposes               23,418           413        23,831
  Writedown of investment property not recognized for income
    tax purposes                                                      1,045,565        18,435     1,064,000
                                                                    ------------  ------------  ------------
                                                                      1,767,792      (270,683)    1,497,109

Less:
  Excess depreciation deducted for income tax purposes                6,259,236       181,139     6,440,375
  Rent concessions not recognized for income tax purposes                 4,186            74         4,260
  Insurance premiums deducted for income tax purposes                    13,195           233        13,428
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $(4,508,825)  $  (452,129)  $(4,960,954)
                                                                    ============  ============  ============
                                                                                      1993
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity              $  (635,946)  $  (282,511)  $  (918,457)
Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               1,732,907                   1,732,907
  Prepaid rents included in income for income tax purposes               34,932           616        35,548
  Writedown of investment property not recognized for income tax
    purposes                                                          1,045,565        18,435     1,064,000
                                                                    ------------  ------------  ------------
                                                                      2,177,458      (263,460)    1,913,998
Less:
  Excess depreciation deducted for income tax purposes                5,943,268       175,569     6,118,837
  Rent concessions not recognized for income tax purposes                 6,947           122         7,069
  Insurance premiums deducted for income tax purposes                    11,635           205        11,840
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $(3,784,392)  $  (439,356)  $(4,223,748)
                                                                    ============  ============  ============


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1995
------------------------------------------------------------------------------------------------------------
                    Column A                            Column B                    Column C
----------------------------------------------------  ------------  ----------------------------------------
                                                                          Initial Cost to Partnership
                                                                    ----------------------------------------
                                                                                   Buildings
                                                                                       and
                  Description                         Encumbrances      Land      Improvements       Total
----------------------------------------------------  ------------  ------------  ------------  ------------

Cobblestone Court Shopping Center,
  Burnsville, Minnesota                                $ 4,130,316   $ 1,205,378   $ 4,676,940   $ 5,882,318

Woodhollow Apartments, St. Louis, Missouri               8,276,961     1,013,858    11,651,289    12,665,147

Both properties                                            221,443
                                                      ------------  ------------  ------------  ------------

          Total                                        $12,628,720   $ 2,219,236   $16,328,229   $18,547,465
                                                      ============  ============  ============  ============

                     Column A                           Column D                    Column E
----------------------------------------------------  ------------  ----------------------------------------
                                                                              Gross Amount at Which
                                                        Costs               Carried at Close of Period
                                                     Capitalized    ----------------------------------------
                                                      Subsequent                    Buildings
                                                          to                           and
                    Description                      Acquisition        Land      Improvements      Total
-------------------------------------------------  ---------------  ------------  ------------  ------------

Cobblestone Court Shopping Center,
  Burnsville, Minnesota                            $   350,338<F1>   $ 1,205,378   $ 5,027,278   $ 6,232,656

Woodhollow Apartments, St. Louis, Missouri           1,253,087<F1>     1,013,858    12,904,376    13,918,234

Both properties
                                                   ---------------  ------------  ------------  ------------
          Total                                        $ 1,603,425   $ 2,219,236   $17,931,654   $20,150,890
                                                   ===============  ============  ============  ============

<F1> Amount is net of the following building writedowns to reflect the minimum recoverable value to the
     Partnership:
                      Cobblestone Court              $     489,000
                      Woodhollow Apartments          $     575,000
(Continued)

                      Column A                         Column F       Column G      Column H      Column I
-------------------------------------------------  ---------------  ------------  ------------  ------------
                                                                                                   Life on
                                                                                                    which
                                                                                                Depreciation
                                                                                                  in Latest
                                                                                                    Income
                                                      Accumulated      Date of        Date        Statement
                     Description                     Depreciation   Construction    Acquired     is Computed
-------------------------------------------------  ---------------  ------------  ------------  ------------

Cobblestone Court Shopping Center,
  Burnsville, Minnesota                                $ 2,742,230          1980       2/16/82      30 years

Woodhollow Apartments, St. Louis, Missouri               6,702,698     1971-1972       7/28/82      30 years
                                                   ---------------

          Total                                        $ 9,444,928
                                                   ===============
(Continued)



NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

(A)  Reconciliation of amounts in Column E:

     Balance at beginning of period                                 $20,036,471   $19,902,357   $22,008,963

     Add - Cost of improvements                                         153,607       137,114       103,475

     Less:
       Cost of disposals                                                (39,188)       (3,000)   (2,210,081)
                                                                    ------------  ------------  ------------

     Balance at end of period                                       $20,150,890   $20,036,471   $19,902,357
                                                                    ============  ============  ============

(B)  Reconciliation of amounts in Column F:

     Balance at beginning of period                                 $ 8,865,810   $ 8,151,471    $ 7,953,985

     Add - Provision during the period                                  618,306       717,339       790,290

     Less - Depreciation on disposals                                   (39,188)       (3,000)     (592,804)
                                                                    ------------  ------------  ------------

     Balance at end of period                                       $ 9,444,928   $ 8,865,810   $ 8,151,471
                                                                    ============  ============  ============

(C)  The aggregate cost of real estate owned for
     federal income tax purposes                                    $21,214,890   $21,100,471   $20,966,357
                                                                    ============  ============  ============

(Concluded)
